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                                                                      EXHIBIT 21

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
                            SCHEDULE OF SUBSIDIARIES



          HMH Rivers, Inc.
          Marriott SBM Two Corporation
          HMH WTC, Inc.
          HMC Retirement Properties, Inc.
          HMH Pentagon Corporation
          HMH Marina, Inc.
          Host Airport Hotels, Inc.
          Marriott Financial Services, Inc.
          HMH HPT Residence Inn, Inc.
          HMC SFO, Inc.
          HMC AP Canada, Inc.
          HMC Manhattan Beach, Inc.
          HMH Norfolk, Inc.
          Marriott PLP Corporation
          Marriott Desert Springs Corporation
          Host/Interstate Partnership, L.P.